UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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MOCON, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2005 ANNUAL MEETING

MOCON, INC.
7500 BOONE AVENUE NORTH
MINNEAPOLIS, MINNESOTA 55428

TO THE SHAREHOLDERS OF MOCON, INC.:

You are cordially invited to attend our Annual Meeting of Shareholders to be held on May 17, 2005, at 4:00 p.m., local time, at MOCON’s headquarters which are located at 7500 Boone Avenue North, Minneapolis, Minnesota 55428.

The formal notice of meeting, proxy statement and form of proxy are enclosed.

Whether or not you plan to attend the meeting, please date, sign and return the enclosed proxy in the envelope provided as soon as possible so that your vote will be recorded.

Very truly yours,

Robert L. Demorest
Chairman of the Board,
President and Chief Executive Officer

April 12, 2005

PLEASE SIGN, DATE AND RETURN
THE ENCLOSED PROXY PROMPTLY
TO SAVE US THE EXPENSE
OF ADDITIONAL SOLICITATION.

MOCON, INC.
7500 BOONE AVENUE NORTH
MINNEAPOLIS, MINNESOTA 55428

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 17, 2005

TO THE SHAREHOLDERS OF MOCON, INC.:

Notice is hereby given that the Annual Meeting of Shareholders of MOCON, Inc., a Minnesota corporation, will be held on May 17, 2005, at 4:00 p.m., local time, at MOCON’s headquarters which are located at 7500 Boone Avenue North, Minneapolis, Minnesota 55428, for the following purposes:

1.                To elect seven directors to serve until our next annual meeting of shareholders or until their respective successors are elected and qualified.

2.                To ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2005.

3.                To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

The close of business on March 21, 2005 has been fixed as the record date for the determination of shareholders who are entitled to vote at the meeting or any adjournments thereof.

By Order of the Board of Directors

Dane D. Anderson
Vice President, Chief Financial Officer, Treasurer and Secretary
Dated: April 12, 2005

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. NO ADMISSION TICKET OR OTHER CREDENTIALS WILL BE NECESSARY. IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING BY MARKING, SIGNING, DATING AND MAILING YOUR PROXY IN THE REPLY ENVELOPE PROVIDED.

MOCON, INC.

7500 BOONE AVENUE NORTH
MINNEAPOLIS, MINNESOTA 55428

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
MAY 17, 2005

INTRODUCTION

The Annual Meeting of the Shareholders of MOCON, Inc., a Minnesota corporation, will be held on May 17, 2005, at 4:00 p.m., local time, at MOCON’s headquarters which are located at 7500 Boone Avenue North, Minneapolis, Minnesota 55428, or at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

A proxy card is enclosed for your use. You are solicited on behalf of our Board of Directors to SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if your returned proxy card is mailed within the United States. Proxies will be voted as specified by you. Signed proxies that lack any specification will be voted in favor of all of the proposals set forth in the Notice of Annual Meeting of Shareholders and in favor of the election of all of the nominees for director listed in this proxy statement.

We will bear the cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of our common stock. In addition to solicitation by mail, our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, electronic transmission and personally. We may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of our common stock.

Any shareholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting by giving written notice of such revocation to our Corporate Secretary, by filing a revoking instrument or duly executed proxy bearing a later date with our Corporate Secretary, or by appearing at the Annual Meeting and voting in person.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF ALL OF THE PROPOSALS SET FORTH IN THE NOTICE OF MEETING AND FOR EACH OF THE NOMINEES FOR DIRECTOR NAMED IN THIS PROXY STATEMENT.

We expect that this proxy statement, the proxy and notice of meeting will first be mailed to our shareholders on or about April 12, 2005.

VOTING OF SHARES

Only holders of our common stock of record at the close of business on March 21, 2005 will be entitled to notice of, and to vote at, the Annual Meeting. On March 21, 2005, there were 5,342,615 shares of our common stock outstanding. Each outstanding share on that date entitles its holder to one vote, in person or by proxy, on each matter to be voted on at the Annual Meeting.

Our Bylaws provide that the presence at the Annual Meeting, in person or by proxy, of the holders of thirty-three and one-third percent (33 1/3%) of the outstanding shares of our common stock entitled to vote at the meeting (1,780,872 shares) is required for a quorum for the transaction of business. In general, shares of our common stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a “broker non-vote” on a matter. A “broker non-vote” is a card returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received by the broker from the customer, and the broker has no discretionary authority to vote on behalf of such customer on such matter.

Our Articles of Incorporation provide that the election of a nominee for director, the approval of the proposal to ratify the selection of our independent auditors, and any other proposals that may come before the Annual Meeting described in this proxy statement, require the affirmative vote of the holders of a majority of the shares present and entitled to vote in person or by proxy on that matter. Shares that are held by a person who abstains from voting on a particular matter are treated as present and entitled to vote on that matter, and therefore abstaining from voting on a matter has the same effect as a vote against the matter. If, however, a broker indicates on a proxy that it does not have authority to vote certain shares on a particular matter, those shares will not be considered present and entitled to vote with respect to that matter. In other words, “broker non-votes” are not counted as either a vote for or against a matter.

Signed proxies that lack any specification will be voted in favor of all of the proposals set forth in the Notice of Annual Meeting of Shareholders and in favor of the election of all of the seven nominees for directors listed in this proxy statement.

ELECTION OF DIRECTORS
PROPOSAL 1

Number of Directors

Our Bylaws provide that the number of our directors to be elected at each annual meeting of shareholders shall be the number elected by our shareholders at our last annual meeting of shareholders or the number set by resolution of our Board of Directors. Eight directors were elected at our 2004 Annual Meeting of Shareholders. Mr. Paul Sjoquist resigned in June 2004 and passed away in July 2004. The Board would like to take this opportunity to recognize Mr. Sjoquist’s past service and dedication to MOCON. The Board, upon recommendation of the Nominating Committee, approved a resolution setting the number of directors at seven. Therefore, the number of directors to be elected at the Annual Meeting will be seven.

Nominees for Director

The Board, upon recommendation of the Nominating Committee, has nominated the seven individuals identified below to serve as directors until our 2006 annual meeting of shareholders or until their respective successors have been elected and qualified. All of the nominees are current members of the Board.

Board Recommendation

The Board recommends a vote FOR the election of each of the nominees identified below. In absence of other instructions, the proxies will be voted FOR the election of each of the nominees named below. If, prior to the Annual Meeting, the Board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that otherwise would have been voted for such nominee will be voted for such substitute nominee as selected by the Board. Alternatively, the proxies, at the Board’s discretion, may be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve.

Information About Nominees

The following information has been furnished to us, as of March 25, 2005, by the persons who have been nominated for election to our Board of Directors.

Name of Nominee	Age	Principal Occupation	Director Since
Robert L. Demorest	59	Chairman of the Board, President and Chief Executive Officer of MOCON	1995
Dean B. Chenoweth	83	Retired Executive Vice President of Advantek, Inc.	1980
J. Leonard Frame	80	Chairman of Phoenix Solutions Co.	1983
Richard A. Proulx	71	Independent Consultant	1991
Tom C. Thomas	45	Partner, Pillsbury Winthrop LLP	1997
Ronald A. Meyer	54	Vice President of MOCON	2000
Daniel W. Mayer	54	Executive Vice President of MOCON	2000

Other Information About Nominees

Robert L. Demorest has been our President, Chief Executive Officer and Chairman of the Board since April 2000. Prior to that time, Mr. Demorest had been our President for more than five years.

Dean B. Chenoweth is retired. Prior to his retirement in 2003, Mr. Chenoweth served as Executive Vice President of Advantek, Inc., a packaging product company, for more than five years.

J. Leonard Frame has served as Chairman of Phoenix Solutions Co., a designer and manufacturer of high temperature heating equipment, for more than five years.

Richard A. Proulx has served as an Independent Consultant for more than five years.

Tom C. Thomas has been a partner at Pillsbury Winthrop LLP, a law firm, since March 2003. Prior to that time, Mr. Thomas had been a partner at Oppenheimer Wolff & Donnelly LLP, a law firm, for more than five years. Oppenheimer Wolff & Donnelly LLP has provided, and is expected to continue to provide, certain legal services for us.

Ronald A. Meyer has been a Vice President for us for more than five years. From 1995 to April 2000, Mr. Meyer also served as our Chief Financial Officer, Treasurer and Secretary.

Daniel W. Mayer has been our Executive Vice President for more than five years.

Information about the Board and its Committees

Our business and affairs are managed by the Board. The Board met six times and took action by written consent five times during 2004. Committees established by the Board consist of the Audit Committee, the Compensation Committee and the Nominating Committee. All of our directors attended 75% or more of the aggregate meetings of the Board and all committees on which they served.

Our Board consists of four independent directors and three members of our senior management team. Each of our directors, except for Messrs. Demorest, Meyer and Mayer, is an “independent director” as defined by the listing standards of the Nasdaq Stock Market. Nasdaq’s independence definition includes a series of objective tests. For example, an independent director may not be employed by us and may not engage in certain types of business dealings with MOCON. In addition, as further required by Nasdaq’s rules, the Board has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and by the company with regard to each director’s business and personal activities as they may relate to MOCON and MOCON’s management.

We strongly encourage, but do not require, all of our directors to attend our annual meeting of shareholders. At our 2004 annual meeting of shareholders, all of our directors were present.

Audit Committee

The primary function of the Audit Committee is to provide assistance to the Board in fulfilling its oversight responsibility relating to our consolidated financial statements and the financial reporting process, the systems of internal accounting, financial and disclosure controls, the annual independent audit of the Company’s consolidated financial statements and the legal compliance and ethics programs as established by management and the Board. The Audit Committee has sole authority to appoint, retain, oversee and compensate the work of our independent auditors and must pre-approve all audit services and permissible non-audit services to be performed for us by our independent auditors, subject to de minimis exceptions under federal securities laws. The Audit Committee operates under a written charter adopted by the Board. The current charter is attached to this proxy statement as Appendix A. The members of the Audit Committee during 2004 were Messrs. Proulx, Chenoweth and Frame, who all continue to serve on the Audit Committee. The Audit Committee met eight times and took action by written consent once during 2004.

Each member of the Audit Committee qualifies as “independent” for purposes of membership on the Audit Committee pursuant to the listing standards of the Nasdaq National Market System and the rules and regulations of the Securities and Exchange Commission and is “financially literate” as required by Nasdaq’s listing standards. In addition, the Board has determined that Mr. Proulx qualifies as an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission and meets the qualifications of “financial sophistication” under Nasdaq’s listing standards as a result of his experience as a certified public accountant for over 35 years. Shareholders should understand that these designations related to our Audit Committee members’ experience and understanding with respect to certain accounting and auditing matters do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of the Audit Committee or of the Board.

Nominating Committee

The primary function of the Nominating Committee is to assist the Board by identifying individuals qualified to become members of the Board and recommending director nominees for each annual meeting of shareholders and director nominees to fill any vacancies that may occur between meetings of the shareholders. The Nominating Committee operates under a written charter, which is attached to this proxy statement as Appendix B. The members of the Nominating Committee in 2004 were Messrs. Chenoweth and Thomas, who both continue to serve on the Nominating Committee. Each of Messrs. Chenoweth and Thomas is considered “independent” under Nasdaq’s listing standards. The Nominating Committee met one time and took action by written consent three times during 2004.

In selecting nominees for the Board, the Nominating Committee first determines whether the incumbent directors whose terms expire at the meeting are qualified to serve, and wish to continue to serve, on the Board. The Nominating Committee believes that MOCON and its shareholders benefit from the continued service of qualified incumbent directors because those directors have familiarity with and insight into MOCON’s affairs that they have accumulated during their tenure with the company. Appropriate continuity of Board membership also contributes to the Board’s ability to work as a collective body. Accordingly, it is the practice of the Nominating Committee, in general, to re-nominate an incumbent director whose term expires at the upcoming annual meeting of shareholders if the director wishes to continue his or her service with the Board, the director continues to satisfy the Nominating Committee’s criteria for membership on the Board, the Nominating Committee believes the director continues to make important contributions to the Board, and there are no special, countervailing considerations against re-nomination of the director.

In identifying and evaluating new candidates for election to the Board, the Nominating Committee will solicit recommendations for nominees from persons whom the Nominating Committee believes are likely to be familiar with qualified candidates having the qualifications, skills and characteristics required for Board nominees from time to time. Such persons may include members of the Board and senior management of MOCON. In addition, the Nominating Committee may engage a search firm to assist it in identifying qualified candidates. The Nominating Committee will review and evaluate each candidate whom it believes merits serious consideration, taking into account available information concerning the candidate, any qualifications or criteria for Board membership established by the Nominating Committee, the existing composition of the Board, and other factors that it deems relevant. In conducting its review and evaluation, the Nominating Committee may solicit the views of MOCON’s management, other Board members, and any other individuals it believes may have insight into a candidate. The Nominating Committee may designate one or more of its members and/or other Board members to interview any proposed candidate.

The Nominating Committee will consider recommendations for the nomination of directors submitted by MOCON shareholders. For more information, see the information set forth under the heading “Shareholder Proposals for 2006 Annual Meeting.” The Nominating Committee will evaluate candidates recommended by shareholders in the same manner as those recommended as stated above, except that the Nominating Committee may consider, as one of the factors in its evaluation of shareholder recommended nominees, the size and duration of the interest of the recommending shareholder or shareholder group in the equity of MOCON.

There are no formal requirements or minimum qualifications that a candidate must meet in order for the Nominating Committee to recommend the candidate to the Board. The Nominating Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into accounts the needs of MOCON and the Board. However, in evaluating candidates, there are a number of criteria that the Nominating Committee generally views as relevant and is likely to consider. Some of these factors include whether the candidate is an “independent director” under the rules and regulations of the Nasdaq Stock Market and meets any other applicable independence tests under the federal securities laws and rules and regulations of the Securities and Exchange Commission; whether the candidate is “financially sophisticated” and otherwise meets the requirements for serving as a member of an audit committee under the rules and regulations of the Nasdaq Stock Market; whether the candidate is an “audit committee financial expert” under the federal securities laws and the rules and regulations of the Securities and Exchange Commission; the needs of MOCON with respect to the particular talents and experience of its directors; the personal and professional integrity and reputation of the candidate; the candidate’s level of education and business experience; the candidate’s broad-based business acumen; the candidate’s level of understanding of MOCON’s business and its industry; the fit of the candidate’s skills and personality with those of other directors and potential directors in building a board that is effective and responsive to the needs of MOCON; whether the candidate possesses strategic thinking and a willingness to share ideas; the candidate’s diversity of experiences, expertise and background; the candidate’s ability to represent the interests of all shareholders and not a particular interest group; and the candidate’s willingness to devote adequate time to work of the Board and its committees.

Compensation Committee

The primary function of the Compensation Committee is to provide assistance to the Board in fulfilling its oversight responsibility relating to compensation of MOCON’s Chief Executive Officer and other executive officers, administer MOCON’s equity compensation plans and review, assess and approve overall strategies for attracting, developing, retaining and motivating MOCON’s management and employees. The Compensation Committee, which operates under a written charter, determines the annual salaries, incentive compensation, long-term compensation and any other compensation applicable to MOCON’s Chief Executive Officer and other executive officers. The members of the Compensation Committee from January 1, 2004 to June 1, 2004 were Paul Sjoquist, who is a former director of MOCON, and Mr. Frame, and from August 13, 2004 through December 31, 2004 were Messrs. Frame and Thomas.

Messrs. Frame and Thomas continue to serve on the Compensation Committee. Each of Mr. Frame and Thomas is considered “independent” under Nasdaq’s listing standards. The Compensation Committee met once and took action by written consent five times during 2004.

Audit Committee Report

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report of the Audit Committee will not be deemed to be incorporated by reference into any such filing.

Membership and Role of the Audit Committee

The Audit Committee consists of Messrs. Proulx, Chenoweth and Frame. The primary purpose of the Audit Committee is to provide assistance to the Board in fulfilling its oversight responsibility relating to our consolidated financial statements and the financial reporting process, the systems of internal accounting, financial and disclosure controls, the annual independent audit of the Company’s consolidated financial statements and the legal compliance and ethics programs as established by management and the Board. The Audit Committee has sole authority to appoint, retain, oversee and compensate the work of our independent auditors and must pre-approve all audit services and permissible non-audit services to be performed for us by our independent auditors, subject to de minimis exceptions under federal securities laws. In performing its responsibilities, the Audit Committee:

•       monitors the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance;

•       monitors the independence and performance of our independent auditors; and

•       provides an avenue of communication among the independent auditors, management, and our Board of Directors.

Management is responsible for our internal controls and financial reporting process. Our independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards, and issuing a report on our consolidated financial statements. The Audit Committee monitors and oversees these processes.

Review of Our Audited Consolidated Financial Statements for the Fiscal Year ended December 31, 2004

The Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2004 with members of our management team. The Audit Committee has discussed with KPMG LLP, our independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of KPMG LLP with them. The Audit Committee believes that the provision by KPMG LLP of services other than auditing and review of our quarterly financial statements is compatible with the maintenance by KPMG LLP of its independence from us.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Audit Committee
Richard A. Proulx, Chairman
Dean B. Chenoweth
J. Leonard Frame

Director Compensation

Retainer and Meeting Fees.   During 2004, each of our non-employee directors (Messrs. Chenoweth, Frame, Proulx and Thomas and former director, Mr. Sjoquist) received a retainer fee of $600 per month without regard to the number of Board or committee meetings held or attended by such director, along with an additional $400 for each Board meeting or committee meeting attended in person, and beginning in September 2004, $200 for each Board meeting or committee meeting attended via telephone. In addition, the Chairman of the Audit Committee received a fee of $100 per month. All of our non-employee directors are reimbursed for actual expenses incurred in attending Board and committee meetings.

Stock Options.   On December 23, 2004, each of our non-employee directors received an option to purchase 3,000 shares of our common stock at an exercise price of $9.175 per share, which was the average of the high and low sale prices of a share of our common stock on that date. Each option becomes exercisable in full on December 23, 2005 and remains exercisable until December 22, 2014 in accordance with the provisions of our 1998 Stock Option Plan.

Director Retirement Plan.   Pursuant to our Director Retirement Plan, a non-employee director who has served on the Board for at least five years will, upon retirement, receive an amount equal to the annual retainer fee such director would have been entitled to receive during the fiscal year in which such director’s retirement occurs. This payment, however, will not be made to a director who, following his or her retirement, continues to serve as a consultant to us. Any amount payable under this retirement plan will be paid as determined by the Board in its sole discretion following such director’s retirement. As of December 31, 2004, all of our current non-employee directors were eligible to receive payments pursuant to this retirement plan upon their retirement from the Board.

Other Arrangements.   Our inside directors—Mr. Demorest, Mr. Mayer and Mr. Meyer—were compensated during fiscal 2004 for their services as executive officers of MOCON. For information relating to compensation earned by Mr. Demorest and Mr. Mayer, see “Executive Compensation and Other Benefits.” Mr. Meyer earned $29,767 in salary and $9,005 in bonus during 2004 and also received $569 in contributions that we made under the MOCON, Inc. Savings and Retirement Plan. On December 23, 2004, Mr. Meyer was granted an option to purchase 3,500 shares of our common stock at an exercise price of $9.175 per share, which was the average of the high and low sale prices of a share of our common stock on that date. This option was immediately exercisable in full and will remain exercisable until December 22, 2014 in accordance with the provisions of our 1998 Stock Option Plan. Mr. Meyer did not exercise any stock options during 2004.

PRINCIPAL SHAREHOLDERS AND BENEFICIAL OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 25, 2005 unless otherwise noted by (a) each shareholder who is known to us to own beneficially more than five percent of the outstanding shares of our common stock, (b) each director and each executive officer named in the Summary Compensation Table and (c) all of our executive officers and directors as a group. Shares are deemed to be “beneficially owned” by a person or entity if such person or entity, directly or indirectly, has sole or shared power to vote or to direct the voting of such shares or sole or shared power to dispose or direct the disposition of such shares. Except as otherwise indicated, we believe that each of the beneficial owners of our common stock listed below, based on information provided by these owners, has sole dispositive and voting power with respect to its shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group. The ownership percentages are based on 5,342,615 shares outstanding as of March 25, 2005.

	Shares of Common Stock
	Beneficially Owned
Name	Amount(1)		Percent of Class
FMR Corp.	331,401	(2)	6.2%
Robert L. Demorest	313,625	(3)	5.7%
Dean B. Chenoweth	54,923		1.0%
J. Leonard Frame	20,148	(4)	*
Daniel W. Mayer	150,978		2.8%
Ronald A. Meyer	145,879	(5)	2.7%
Richard A. Proulx	22,625		*
Tom C. Thomas	13,000		*
Dane D. Anderson	68,126		1.3%
Douglas J. Lindemann	51,500	(6)	1.0%
All current directors and executive officers as a group (9 persons)	840,804	(7)	14.5%

*                    Less than one percent.

(1)          Includes the following number of shares issuable upon exercise of stock options exercisable within 60 days: Mr. Demorest: 163,500 shares; Mr. Chenoweth: 12,000 shares; Mr. Frame: 12,000 shares; Mr. Mayer: 84,000 shares; Mr. Meyer: 47,000 shares; Mr. Proulx: 12,000 shares; Mr. Thomas: 12,000 shares; Mr. Anderson: 67,625 shares; Mr. Lindemann: 50,000 shares; and all current directors and executive officers as a group: 460,125 shares.

(2)          These shares are deemed to be beneficially owned by FMR Corp., Edward C. Johnson, 3d, Abigail P. Johnson, Fidelity Management & Research Company, and Fidelity Low Priced Stock Fund, which each have sole investment power over the shares. Fidelity Low Priced Stock Fund has sole voting power over the shares. This information is based upon the Schedule 13G/A filed on February 14, 2005 by FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson, Fidelity Management & Research Company, and Fidelity Low Price Stock Fund as a group. The address of each of these reporting persons is 82 Devonshire Street, Boston, MA 02109.

(3)          Includes 118,675 shares owned beneficially by Mr. Demorest and his wife jointly as to which he shares voting and investment power. Mr. Demorest’s address is 7500 Boone Avenue North, Minneapolis, MN 55428.

(4)          Includes 8,148 shares owned beneficially by Mr. Frame and his wife jointly as to which he shares voting and investment power.

(5)          Includes 98,879 shares owned beneficially by certain trusts as to which he shares voting and investment power.

(6)          Includes 1,500 shares owned beneficially by a trust as to which he shares voting and investment power.

(7)          Includes an aggregate of 227,202 shares as to which voting and investment power are shared or may be deemed to be shared by certain directors and executive officers.

EXECUTIVE COMPENSATION AND OTHER BENEFITS

Summary of Cash and Other Compensation

The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by our Chief Executive Officer and our executive officers whose salary and bonus exceeded $100,000 in the last fiscal year. These individuals are sometimes referred to as the “named executive officers” in this proxy statement.

SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation
					Securities	All Other
Name and		Annual Compensation			Underlying	Compensation
Principal Position	Year	Salary ($)(1)	Bonus($)(2)	Other($)(3)	Options (#)	($)(4)
Robert L. Demorest	2004	216,300	130,333	4,065	10,000	18,529
Chairman of the Board,	2003	212,693	122,345	2,789	25,000	3,506
President and Chief	2002	201,170	82,844	3,468	25,000	2,994
Executive Officer
Dane D. Anderson	2004	147,678	48,628	9,840	5,000	14,434
Vice President, Chief	2003	146,028	49,412	8,956	12,000	2,394
Financial Officer,	2002	136,296	35,464	9,252	12,000	1,193
Treasurer and Secretary
Douglas J. Lindemann	2004	136,269	48,165	8,860	5,000	16,453
Vice President and	2003	132,300	32,484	8,174	10,000	1,513
General Manager	2002	121,458	25,763	7,980	10,000	1,383
Daniel W. Mayer	2004	171,619	57,039	10,170	5,000	18,078
Executive Vice President	2003	173,150	57,959	9,562	12,000	3,178
and Chief Technical Officer	2002	164,087	40,766	9,742	12,000	2,999

(1)          Includes the following amounts as compensation for forfeited vacation for the following individuals: Mr. Demorest—$2,693 (2003), Mr. Anderson—$5,732 (2004), $8,216 (2003) and $4,543 (2002); and Mr. Mayer—$5,123 (2004), $11,503 (2003) and $9,473 (2002).

(2)          Cash bonuses for services rendered have been included as compensation for the year earned, even though such bonuses were actually paid in the following year. Except as otherwise provided herein, all bonuses were payable pursuant to the MOCON, Inc. Incentive Pay Plan. Under our Incentive Pay Plan, participants are eligible to earn annual bonuses if we achieve certain established annual profit goals. Mr. Demorest’s bonus amount for 2004 also includes a special performance related bonus paid in the form of an all expense paid vacation for two, up to a maximum amount of $10,000. These bonus arrangements are described in more detail under the heading “Compensation Committee Report on Executive Compensation.”

(3)          “Other Annual Compensation” represents the personal portion of automobile usage.

(4)          “All Other Compensation” includes for all years presented contributions that we made under the MOCON, Inc. Savings and Retirement Plan, and for 2004, the fair market value of transferred automobiles ($15,450, $11,440, $13,875 and $15,000 for Mr. Demorest, Mr. Anderson, Mr. Lindemann and Mr. Mayer, respectively). Under our Savings and Retirement Plan, participants may voluntarily request that we reduce his or her pre-tax compensation by up to 75% (subject to certain special limitations) and contribute such amounts to a trust. We contributed an amount equal to 25% of the first 6% of the amount that each participant contributed under this plan. For 2004, this amount totaled $3,079, $2,994, $2,578 and $3,078 for Mr. Demorest, Mr. Anderson, Mr. Lindemann and Mr. Mayer, respectively.

Option Grants in Last Fiscal Year

The following table summarizes option grants to each of our executive officers named in the “Summary Compensation Table” during 2004 and the potential realizable value of such options.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable
	Number of Securities Underlying Options	Percent of Total Options Granted to Employees	Exercise or Base Price	Expiration	Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(2)
Name	Granted (#)(1)	in Fiscal Year	($/Sh)	Date	5%	10%
Robert L. Demorest	10,000	11%	$ 9.175	12/22/14	$ 57,803	$ 145,883
Dane D. Anderson	5,000	6%	9.175	12/22/14	28,901	72,941
Douglas J. Lindemann	5,000	6%	9.175	12/22/14	28,901	72,941
Daniel W. Mayer	5,000	6%	9.175	12/22/14	28,901	72,941

(1)          All the options granted to the executives named in this table were granted under our 1998 Stock Option Plan and were fully vested or exercisable on the date of grant, December 23, 2004.

(2)          These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of our common stock, overall market conditions and the executive’s continued employment with us. The amounts represented in this table might not necessarily be realized.

Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

None of our executive officers named in the “Summary Compensation Table” exercised any stock options during 2004. The following table summarizes the number of stock options held by each of our executive officers named in the “Summary Compensation Table” as of December 31, 2004 and the value of any unexercised in-the-money stock options held by them as of such date.

AGGREGATED OPTION EXERCISES IN
LAST FISCAL YEAR AND FY-END OPTION VALUES

	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert L. Demorest	163,500	0	$ 428,609	$ 0
Dane D. Anderson	67,625	0	166,467	0
Douglas J. Lindemann	50,000	0	120,509	0
Daniel W. Mayer	84,000	0	221,639	0

(1)          Value is based on the excess of the fair market value of one share of our common stock on December 31, 2004 ($9.625), calculated as the average of the high and low sales prices as quoted on the Nasdaq National Market System, over the per share exercise price of the options. The exercise price of outstanding options range from $5.156 to $11.625 per share. Options are in-the-money if the market price of the shares exceeds the option exercise price.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2004:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	838,439	$7.46	157,607
Equity compensation plans not approved by security holders	0	N/A	0
Total	838,439	$7.46	157,607

Compensation Committee Report on Executive Compensation

The Compensation Committee provides assistance to the Board in fulfilling its oversight responsibility relating to compensation of MOCON’s Chief Executive Officer and other executive officers, administers MOCON’s equity compensation plans and reviews, assesses and approves overall strategies for attracting, developing, retaining and motivating MOCON’s management and employees. The Compensation Committee determines the annual salaries, incentive compensation, long-term compensation and any other compensation applicable to MOCON’s Chief Executive Officer and other executive officers. The Compensation Committee and the Board recently adopted a formal written charter that reflects these various responsibilities.

The Compensation Committee’s membership is determined by the Board, upon recommendation of the Nominating Committee, and is composed entirely of independent directors, within the meaning of Nasdaq’s listing standards. The members of our Compensation Committee from January 1, 2004 to June 1, 2004 were Messrs. Frame and Sjoquist and since August 13, 2004 have been Messrs. Frame and Thomas. Subsequent to Mr. Sjoquist’s resignation in June 2004, Mr. Thomas became a member of the Compensation Committee. Due to Mr. Thomas’ relationship as a former partner of MOCON’s outside legal counsel, Mr. Thomas was not considered during 2004 a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, and because MOCON’s 1998 Stock Option Plan requires that any member of a committee administering the plan be a “non-employee director,” the Board assumed the Compensation Committee’s role in administering MOCON’s 1998 Stock Option Plan during the remaining seven months of 2004. As of January 1, 2005, Mr. Thomas became and continues to be a “non-employee director” and, thus since that date, the Compensation Committee has again resumed its role in administering MOCON’s 1998 Stock Option Plan.

The Compensation Committee generally meets on several occasions during the year and also considers and takes action by written consent. The Compensation Committee reports on Committee actions and recommendations at Board meetings. The Compensation Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Compensation Philosophy and Objectives.   Our executive compensation philosophy is to link executive compensation directly to MOCON’s earnings performance and therefore to increases in shareholder value. The objectives of our executive compensation program are to:

•       Reward the achievement of our desired earnings and individual performance goals;

•       Provide compensation that is competitive with other companies of comparable size and performance so that we can attract and retain key executives; and

•       Link compensation to the performance of our common stock so that the interests of our executives are linked with those of our shareholders.

Our executive compensation program provides a level of compensation that is competitive for companies of comparable profitability, complexity and size. In determining compensation levels, the Compensation Committee reviews competitive compensation data, including compensation data from one of the companies included in our Stock Performance Graph peer group. The Compensation Committee ultimately determines the proper level of compensation, which may be greater or less than competitive levels in the competitive compensation data, based upon factors, such as our annual and long-term performance as well as the individual performance of the executive.

Executive Compensation Program Components.   The key elements of our executive compensation program are base salary, annual incentive compensation in the form of cash and other bonuses, and long-term incentive compensation in the form of stock options. The Compensation Committee uses its discretion to establish executive compensation at levels that, in its judgment, are warranted by external and internal factors, as well as an executive’s individual circumstances. As a result, actual compensation levels may be greater or less than the compensation levels at the companies used in the comparative analysis based upon our annual and long-term performance as well as the performance of each individual executive. The particular elements of the compensation program are discussed more fully below.

Base Salary.   The Compensation Committee reviews on an annual basis and determines the base salaries of our Chief Executive Officer and other executive officers. In each case, the Compensation Committee takes into account the executive’s level of responsibility, prior experience, base salary for the prior year, competitive market data, the skills and experiences required by the position, length of service with our company (or predecessors) and past individual performance. Mr. Demorest’s current annual salary is $227,115, which is five percent more than the $216,300 salary paid to Mr. Demorest in 2004. Mr. Demorest’s 2004 base salary was three percent more than his $210,000 salary for 2003. The fiscal 2005 base salaries for MOCON’s other named executive officers (Messrs. Mayer, Anderson and Lindemann) represent an increase of four percent over such individuals’ base salaries for 2004, and their fiscal 2004 base salaries represented an increase of three percent over such individuals’ 2003 base salaries.

Annual Incentive Compensation.   In addition to base compensation, MOCON provides its executive officers and other employees a direct financial incentive to achieve MOCON’s annual profit goals through the MOCON, Inc. Incentive Pay Plan. In addition, the Compensation Committee has recently established special performance related bonus arrangements for MOCON’s executive officers to further motivate them to cause MOCON to achieve other company-related performance goals.

Under the Incentive Pay Plan, annual goals are measured by MOCON’s annual net income before income taxes and incentives for Mr. Demorest, Mr. Anderson, Mr. Mayer and Mr. Meyer, who have overall corporate responsibilities, and by MOCON’s semi-annual operating profit before incentives, and by semi-annual bookings, by business units for Mr. Lindemann, who is in charge of several of MOCON’s business units. The Incentive Pay Plan contemplates that each year the Compensation Committee will establish goal amounts for MOCON’s executive officers and will determine the percentage of salary at goal for MOCON’s executive officers. At the end of each calendar year, the Compensation Committee establishes these goal amounts and determines these percentages for the following year. Although the goal amounts are confidential, the 2004 percentages of salary at goal ranged from thirty percent to sixty-five percent of 2004 base salary earned, at goal, with the actual incentive paid based on the percentage of goal achieved, up to a maximum of one hundred fifty percent. The 2005 percentages of salary at goal, which were set by the Compensation Committee in December 2004, range from thirty percent to sixty-five percent of 2005 base salary earned, at goal, with the actual incentive paid based on the percentage of goal achieved, up to a maximum of one hundred fifty percent. The base bonus amount for Mr. Demorest was set at 65% of his base salary for 2004 and is currently set at 65% of his base salary for 2005. The base bonus amounts for our other executive officers ranged from 30% to 40% of their base salary for 2004 and range from 30% to 40% of their base salary for 2005. Bonuses are paid if we achieve our profit goals, which are generally set by the Compensation Committee at the end of the prior year. To the extent that our profits are less than or greater than established goals, the actual bonus amounts paid to our employees who participate in the Incentive Pay Plan is proportionally reduced or increased but may not exceed 150% of the base bonus amount.

The dollar bonus amount received by each of Mr. Demorest, Mr. Anderson, Mr. Lindemann, Mr. Mayer, and Mr. Meyer for 2004 was $130,333, $48,628, $48,165, $57,039, and $9,005, respectively.

In addition to his bonus under the Incentive Pay Plan, in July 2004, the Compensation Committee established a special performance related bonus arrangement for Mr. Demorest to further motivate Mr. Demorest to cause MOCON to attain a certain consolidated revenue level for fiscal 2004. Based on MOCON’s consolidated revenue for fiscal 2004 of $25,108,369, Mr. Demorest achieved the revenue target set forth in the special performance related bonus arrangement and, as a result, is entitled to receive an all-expense paid trip for two, up to a maximum amount of $10,000.

On December 23, 2004, the Compensation Committee decided to establish individual special performance related bonus arrangements for Messrs. Demorest, Mayer, Anderson and Lindemann to further motivate these individuals to cause MOCON to attain certain company-related performance goals during 2005 in addition to the profitability performance-related goals covered under the Incentive Pay Plan. While the specific performance goals remain confidential, the bonuses if paid will be in the form of an extra week of paid vacation and an all-expense paid trip for two, up to maximum amounts ranging from $7,500 to $10,000.

Long-Term Incentive Compensation.   Long-term incentive compensation is generally realized through the grant of stock options. We generally grant stock options each year to our executive officers and other employees to enable them to participate in a meaningful way in our success and to link their interests directly with those of our shareholders. Since the exercise price of our stock options is always equal to the fair market value of our common stock on the date of grant, stock options require appreciation in our common stock price in order for the executives and other employees to realize any benefit, thus directly aligning employee and shareholder interests.

Our stock option programs are broad-based and in 2004, more than 85% of our employees received stock option grants. Approximately 68% of the options covered by those grants went to employees other than our executive officers.

MOCON has only one stock option plan under which it currently grants stock options—the MOCON, Inc. 1998 Stock Option Plan, which was approved by MOCON’s shareholders in May 1998, and amended by MOCON’s shareholders in May 2002. Options granted under the 1998 Stock Option Plan generally vest or become exercisable in 25% annual installments over a four-year period or are granted immediately exercisable. We have in the past generally granted incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 to the extent we have been able to do so.

The number of stock options granted to an individual employee is based upon a number of factors, including base salary level, the number of options previously granted to the employee, our financial performance and the performance of the individual during the year. Based upon these factors, on December 23, 2004, the Board, upon recommendation of the Compensation Committee, granted Mr. Demorest an incentive stock option to purchase 10,000 shares of our common stock, each of Messrs. Mayer, Anderson and Lindemann an incentive stock option to purchase 5,000 shares and Mr. Meyer an incentive stock option to purchase 3,500 shares, under our 1998 Stock Option Plan. The exercise price of each of these options is $9.175 per share, which represents the average of the high and low sale prices of a share of our common stock on that date. These options were immediately exercisable in full.

Other Compensation Arrangements.   All of our employees, including our executive officers, are employed at will and do not have employment agreements. We have, however, entered into written severance agreements with all of our full time executive officers, which provide for certain cash and other benefits upon the termination of the executive officer’s employment with MOCON under certain circumstances, as described in more detail elsewhere in this proxy statement. We also offer our full-time executive officers the use of a company automobile; and in 2004, each of our executive officers, other than Mr. Meyer, received title to certain company automobiles, the fair market value of which ranged from $11,440 to $15,450. We maintain the MOCON, Inc. Savings and Retirement Plan. Under our Savings and Retirement Plan, all eligible participants, including our executive officers, may voluntarily request that we reduce his or her pre-tax compensation by up to 75% (subject to certain special limitations) and contribute such amounts to a trust. We contributed an amount equal to 25% of the first 6% of the amount that each participant contributed under this plan. Our health care and other insurance programs are the same for all eligible employees, including our executive officers. We do not provide our executive officers with any other compensation arrangements or personal benefits other than those described in this proxy statement.

Section 162(m).   Section 162(m) of the Internal Revenue Code of 1986 places a limit of $1,000,000 on the amount of compensation that MOCON may deduct in any one year with respect to its chief executive officer and each of the four other most highly compensated executive officers. Certain performance-based compensation approved by shareholders is not subject to the deduction limit. MOCON’s shareholder-approved 1998 Stock Option Plan is qualified so that awards under such plans constitute performance-based compensation not subject to Section 162(m) of the Code. We do not believe that we will pay “compensation” within the meaning of Section 162(m) to such executive officers in excess of $1,000,000 in the foreseeable future. Therefore, we do not have a policy at this time regarding qualifying compensation paid to our executive officers for deductibility under Section 162(m), but will consider adopting such a policy if compensation levels ever approach $1,000,000.

Compensation Committee
J. Leonard Frame
Tom C. Thomas

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee from January 1, 2004 to June 1, 2004 were Paul Sjoquist, a former director of MOCON, and Mr. Frame, and from August 13, 2004 through December 31, 2004 were Messrs. Frame and Thomas. Messrs. Frame and Thomas continue to serve on the Compensation Committee. None of the individuals who served on the Compensation Committee during 2004 or currently serve on the Compensation Committee is or has been an officer or employee of MOCON or any of its subsidiaries or has had any relationship requiring disclosure by MOCON under Item 404 of SEC Regulation S-K. Although Mr. Demorest is not a member of the Compensation Committee, he periodically attends the meetings for the purpose of providing continuity and detailed information about employees and compensation plans. Mr. Demorest does not participate in any option grant or incentive award decision or any decision of the Compensation Committee that might affect him personally. During 2004, no MOCON executive officer served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on MOCON’s Compensation Committee or Board.

Stock Performance Graph

The following line-graph provides a five-year comparison of the cumulative returns for an investment in MOCON common stock, the S&P 500 Index and an index comprised of our peer companies. Our peer group consists of companies that operate in similar industries and with similar market capitalization. The total cumulative return (change in the year-end stock price plus reinvested dividends) is based on the investment of $100 made on December 31, 1999 in each of our common stock, the S&P 500 Index and an index comprised of our peer group. Total cumulative return for each company in our peer group is weighted according to market capitalization at the beginning of each year. The following companies that were originally included in our peer group were purchased between 1999 and 2003 and are therefore no longer included when calculating the return of the index comprised of our peer group: BEI Medical Systems Company, Inc., CEM Corp., Media Logic Inc., Moore Products Co., TSI, Inc.-MN, Daniel Industries, Instron Corp., and Unit Instruments, Inc.

FIVE-YEAR COMPARISON

Year	MOCON Plot Points	S&P 500 Plot Points	Peer Group* Plot Points
1999	100.00	100.00	100.00
2000	112.31	90.90	317.42
2001	172.05	80.09	126.00
2002	129.87	62.39	85.44
2003	152.70	80.29	122.01
2004	183.80	89.03	170.24

*                    Hurco Companies, Inc., Input/Output Inc., K-Tron International, Inc., Integral Vision, Inc., MTS Systems Corp., Newport Corp.

Employment and Severance Agreements

All of our employees, including our executive officers, are employed at will and do not have employment agreements. We have, however, entered into a written Executive Severance Agreement with the following executive officers—Robert L. Demorest, Dane D. Anderson, Daniel W. Mayer and Douglas J. Lindemann. These agreements require us to make a severance payment to an executive officer if his employment with us is terminated under certain circumstances. If we terminate an executive officer’s employment for any reason other than for “cause” (as defined in the severance agreement) and the executive officer signs a general release of all claims against the company, then the executive officer will be entitled to a lump sum cash payment equal to his annual base salary. If we terminate an executive officer’s employment for any reason other than for “cause” (as defined in the severance agreement) at any time within 24 months after us experiencing a change in control, or prior to and in connection with a change in control or if the executive officer terminates his employment for “good reason” (as defined in the severance agreement) at any time within 24 months after us experiencing a change in control, then the executive officer may be entitled to a lump sum cash payment equal to two times his annual base salary. The receipt of this payment is also conditioned upon the executive officer signing a general release of all claims against the company. The amount of the severance payment payable in connection with a change in control termination will be reduced by any amount paid to the executive officer for employment following the change in control, but not below an amount equal to one time his base salary. In addition, under the terms of these agreements, if we experience a change in control, all outstanding stock options then held by the executive officer under our 1998 Stock Option Plan will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the executive officer remains in the employ or service of our company or any subsidiary. For purposes of these agreements, a “change in control” includes:

•       the sale, lease, exchange or other transfer of substantially all of our assets to a person or entity that is not controlled by us;

•       a person becomes the beneficial owner of certain thresholds of our common stock (which such thresholds are more fully explained in the agreements);

•       certain merger or business combination transactions;

•       certain changes in the composition of our Board of Directors;

•       the approval by our shareholders of a plan providing for the liquidation or dissolution of our company; or

•       a change that we would be required to report on a filing with the Securities and Exchange Commission.

Other Change in Control Arrangements

In addition to the change in control provisions in our Executive Severance Agreements described above, if we experience a change in control, stock options granted under our 1992 Stock Option Plan and 1998 Stock Option Plan that are then outstanding will become immediately exercisable in full and will remain exercisable for the remainder of their terms regardless of whether or not the plan participants remain employed by us or one of our subsidiaries, unless otherwise provided in an optionee’s stock option agreement. In addition, in the event of a change in control, the Compensation Committee may determine that some or all participants holding outstanding options will receive cash in an amount equal to the excess of the fair market value immediately prior to the effective date of a change in control over the exercise price per share of the options. The term “change in control” under our stock option plans is identical to the change in control definition in the Executive Severance Agreements described above.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

PROPOSAL 2

Appointment of Auditors

The Audit Committee of the Board has again selected KPMG LLP to serve as our independent auditors for the fiscal year ending December 31, 2005. Although it is not required to do so, the Board wishes to submit the selection of KPMG LLP for shareholder approval at the Annual Meeting. Even if the selection is ratified by our shareholders, the Audit Committee may in its discretion change the appointment at any time during the year, if it determines that such a change would be in the best interests of MOCON and its shareholders.

A representative of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

If the shareholders do not approve the selection of KPMG LLP, the Board will reconsider its selection.

Audit, Audit-Related, Tax and Other Fees

The following table presents the aggregate fees billed for professional services rendered by KPMG LLP for the fiscal years ended December 31, 2004 and 2003.

	Aggregate Amount Billed
Services Rendered	2003	2004
Audit Fees(1)	$94,000	$135,000
Audit-Related Fees	$0	$0
Tax Fees(2)	$49,000	$50,000
All Other Fees	$0	$0

(1)          These fees consisted of the annual audit of our consolidated financial statements for the applicable year, and the reviews of our consolidated financial statements included in our Form 10-Qs for the first, second and third quarters of the applicable year.

(2)          These fees related to corporate tax preparation and advisory services.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted procedures pursuant to which all audit, audit-related and tax services, and all permissible non-audit services provided by KPMG LLP to MOCON and its subsidiaries, are pre-approved by our Audit Committee. All services rendered by KPMG LLP to MOCON and our subsidiaries during 2004 were permissible under applicable laws and regulations, and all such services provided by KPMG LLP to MOCON, other than de minimis non-audit services allowed under applicable law, were approved in advance by the Audit Committee in accordance with the rules adopted by the

Securities and Exchange Commission in order to implement requirements of the Sarbanes-Oxley Act of 2002.

Board Recommendation

The Board recommends a vote FOR ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2005. In absence of other instructions, proxies will be voted FOR the approval of the proposal to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires each of our directors and executive officers, and each person who owns more than 10% of our outstanding common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and of our other equity securities. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based on review of the copies of such reports furnished to us during the year ended December 31, 2004, and based on representations by our directors and executive officers, all of our directors, executive officers and greater than 10% shareholders complied with all Section 16(a) filings requirements.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement for the 2005 Annual Meeting or 2004 annual report to shareholders may have been sent to multiple shareholders in each household. We will promptly deliver a separate copy of either document to any shareholder upon written or oral request to MOCON, Inc., Attention: Chief Financial Officer, 7500 Boone Avenue North, Minneapolis, Minnesota 55428, telephone: (763) 493-6370. Any shareholder who wants to receive separate copies of our proxy statement or annual report to shareholders in the future, or any shareholder who is receiving multiple copies and would like to receive only one copy per household, should contact the shareholder’s bank, broker, or other nominee record holder, or the shareholder may contact MOCON at the above address and phone number.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Shareholder Proposals

Proposals of shareholders intended to be presented in the proxy materials relating to our 2006 annual meeting of shareholders must be received by us at our principal executive offices on or before December 14, 2005, unless the date of the meeting has been changed by more than 30 calendar days, and must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission. A shareholder who wishes to make a proposal at our 2006 annual meeting of shareholders without including the proposal in our proxy statement must notify us by February 27, 2006, unless the date of the meeting has been changed by more than 30 calendar days. If a shareholder fails to provide notice by this date, then the persons named as proxies in the proxies that we solicit for the next annual meeting will have discretionary authority to vote on the proposal.

Director Nominations

The Nominating Committee will consider recommendations for the nomination of directors submitted by MOCON shareholders. Any shareholder of MOCON seeking to recommend a nominee for director for the Nominating Committee’s consideration must submit a letter addressed to the Nominating Committee, c/o Corporate Secretary, MOCON, Inc., 7500 Boone Avenue North, Minneapolis, Minnesota 55428, clearly identified as “Director Nominee Recommendation.” Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. All recommendation letters must contain the following information concerning the recommending shareholder:

•       The name and address, including telephone number, of the recommending shareholder;

•       The number of MOCON shares owned by the recommending shareholder and the time period for which such shares have been held; and

•       If the recommending shareholder is not a shareholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the shareholder and a statement from the recommending shareholder of the length of time that the shares have been held. (Alternatively, the shareholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Securities and Exchange Commission reflecting the holdings of the shareholder, together with a statement of the length of time that the shares have been held).

All recommendation letters must contain the information required by Items 401, 403 and 404 of SEC Regulation S-K concerning the proposed nominee. The nominating recommendation must describe all relationships between the proposed nominee and the recommending shareholder and any agreements or understandings between the recommending shareholder and the nominee regarding the nomination. The nominating recommendation must describe all relationships between the proposed nominee and any of MOCON’s competitors, customers, suppliers, or other persons with special interests regarding MOCON.

The nominating recommendation must be accompanied by the consent of the proposed nominee to be interviewed by the Nominating Committee, if the Nominating Committee chooses to do so in its discretion (and the recommending shareholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of MOCON.

To assure time for meaningful consideration and evaluation of the nominees by the Nominating Committee, shareholders seeking to recommend a nominee for director must submit their recommendation letter, as provided above, not later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of shareholders. In the event that the date of the annual meeting of shareholders for the current year is more than 30 days following the first anniversary date of the annual meeting of shareholders for the prior year, the submission of a recommendation will be considered timely if it is submitted a reasonable time in advance of the mailing of MOCON’s proxy statement for the annual meeting of shareholders for the current year. The Nominating Committee will consider only those shareholder recommendations whose submissions comply with these procedural requirements.

The Nominating Committee will evaluate candidates recommended by shareholders in the same manner as those recommended as stated above, except that the Nominating Committee may consider, as one of the factors in its evaluation of shareholder recommended nominees, the size and duration of the interest of the recommending shareholder or shareholder group in the equity of MOCON.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders may communicate with the Board of Directors of MOCON, Inc. or any one or more particular directors by sending correspondence, addressed to MOCON’s Corporate Secretary, MOCON, Inc., 7500 Boone Avenue North, Minneapolis, MN 55428 with an instruction to forward the communication to the Board of Directors or any one or more particular directors. Our Corporate Secretary will promptly forward all such shareholder communications to the Board of Director or any one or more particular directors, with the exception of any advertisements, solicitations for periodical or other subscriptions and other similar communications.

OTHER MATTERS

Our management does not intend to present other items of business and knows of no items of business that are likely to be brought before the Annual Meeting except those described in this proxy statement. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

COPIES OF 2004 ANNUAL REPORT

WE HAVE SENT TO EACH OF OUR SHAREHOLDERS A COPY OF OUR ANNUAL REPORT TO SHAREHOLDERS, INCLUDING OUR ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004. WE WILL FURNISH A COPY OF ANY EXHIBIT TO OUR FORM 10-K UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH EXHIBITS UPON THE PAYMENT OF OUR REASONABLE EXPENSES IN FURNISHING THE EXHIBITS. SUCH REQUEST SHOULD BE SENT TO: 7500 BOONE AVENUE NORTH, MINNEAPOLIS, MINNESOTA 55428; ATTN: SHAREHOLDER INFORMATION.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares of common stock by marking, signing, dating and promptly returning the enclosed proxy card in the envelope provided. No postage is required for mailing in the United States.

BY ORDER OF THE BOARD OF DIRECTORS

Dane D. Anderson
Vice President, Chief Financial Officer, Treasurer and Secretary

April 12, 2005
Minneapolis, Minnesota

Appendix A

MOCON, INC.
AUDIT COMMITTEE CHARTER

Organization

The audit committee (the “Committee”) is a standing committee of the Board of Directors (the “Board”) of MOCON, Inc. (the “Company”). This charter shall govern the operations of the Committee.

Purpose and Authority

The Committee shall provide assistance to the Board in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community and others relating to, among other things, the Company’s consolidated financial statements and the financial reporting process, the systems of internal accounting, financial and disclosure controls, the annual independent audit of the Company’s consolidated financial statements, and the legal compliance and ethics programs as established by management and the Board. In doing so, it is the responsibility of the Committee to maintain free and open communication between the Committee, the independent auditors and management of the Company.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of the Company and has the power to engage and determine funding for outside counsel or other experts or advisors as the Committee deems necessary for these purposes and as otherwise necessary or appropriate to carry out its duties. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and for any advisors employed by the Committee as well as for the payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Membership and Structure

The Committee shall consist of at least three directors. All Committee members shall meet the independence requirements for serving on audit committees set forth in the federal securities laws and under the rules and regulations established by the Securities Exchange Commission (the “SEC”) and the Nasdaq Stock Market, as may be amended from time to time.

No member of the Committee shall have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the preceding three years. Each member of the Committee shall, at the time of his or her appointment and at all times while remaining a member of the Committee, be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. In addition, at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities and otherwise qualifies as an “audit committee financial expert,” as defined and required under the federal securities laws and rules and regulations of the SEC, as amended from time to time.

The Board shall be responsible for determining “independence” of Committee members and other qualifications, including without limitation qualification of a member as an “audit committee financial expert.”

Appointment to the Committee, including the designation of the Chair of the Committee, shall be made on an annual basis by the full Board upon recommendation of the Nominating Committee. Meetings of the Committee shall be held at such times and places as the Committee shall determine, including by written consent. When necessary, the Committee shall meet in executive session outside of the presence of any senior executive officer of the Company. The Chair of the Audit Committee shall report on activities of the Committee to the full Board. In fulfilling its responsibilities, the Committee shall have authority to delegate its authority to subcommittees, in each case to the extent permitted by applicable law.

Responsibilities and Processes

The primary responsibilities of the Committee are as follows:

•       The Committee shall oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board.

•       The Committee shall have sole authority to appoint, retain and oversee the work of the Company’s independent auditors and establish the compensation to be paid to the independent auditors. The Company’s independent auditors shall report directly to the Committee.

•       The Committee shall oversee the Company’s systems of internal controls over financial reporting, disclosure controls and procedures and compliance with legal and regulatory requirements and ethical standards adopted by the Company.

•       The Committee shall pre-approve all audit services and permissible non-audit services to be performed for the Company by its independent auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 which are approved by the Committee prior to the completion of the audit, as provided under the federal securities laws and rules and regulations of the SEC, as may be amended from time to time.

•       The Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible in order to react more effectively to changing conditions and circumstances.

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. These processes are set forth as a guide, with the understanding that the Committee may supplement them as appropriate and is not intended be a comprehensive list of all of the actions that the Committee will take in discharging its duties.

•       The Committee shall discuss with the independent auditors their objectivity and independence from management and the Company, including any relationships or services the auditors have with the Company that may impact the auditors’ objectivity or independence. The Committee shall obtain and review a written statement from the auditors regarding their independence consistent with the Independence Standards Board Standard No.1 or any successor standard, as either may be amended from time to time. The Committee is responsible for taking any action, or recommending that the Board take appropriate action, to oversee the independence of the independent auditors.

•       The Committee may establish pre-approval policies and procedures, as permitted by Section 10A of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, for the engagement of the Company’s independent auditors to perform audit services and permissible non-audit services, including but not limited to policies that allow the formation and delegation of authority to sub-committees consisting of one or more members of the Committee, provided that any decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

•       The Committee shall review and discuss with the independent auditors the overall scope and plans for their audits. In addition, the Committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting, financial and disclosure controls, including the Company’s system to monitor legal and ethical compliance programs. Further, the Committee may meet separately with the independent auditors, with and without management present, to discuss the results of their examinations. The Committee has the sole authority to resolve disagreements, if any, between management and the independent auditors.

•       The Committee shall discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 or any successor standard, as either may be amended from time to time, relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

•       The Committee shall review with management and the independent auditors the interim financial statements prior to public release of quarterly results or, if quarterly results are not released, prior to the filing of the Company’s Quarterly Report on Form 10-Q. The Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The Chair or other designated representative of the Committee may represent the entire Committee for purposes of this review.

•       The Committee shall review with management and the independent auditors the consolidated financial statements to be included in the Company’s Annual Report on Form 10-K. The Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. Further, the Committee shall indicate to the Board whether the Committee recommends that the audited financial statements be included in the Company’s Annual Report on Form 10-K and shall review and approve the report required to be included in the Company’s annual proxy statement.

•       The Committee shall discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles.

•       The Committee shall review and discuss reports from the independent auditors on all critical accounting policies and practices used by the Company; all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

•       The Committee shall review and discuss with the independent auditors the independent auditors’ judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such further matters as the independent auditors present the Committee under generally accepted accounting standards.

•       The Committee shall discuss with management the Company’s earnings press releases, including the use of any “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and ratings agencies. Such discussion may be done generally (consisting of the types of information to be disclosed and the types of presentations to be made).

•       The Committee shall review and discuss with management and the independent auditors the adequacy and effectiveness of the Company’s internal controls (including any significant deficiencies and significant changes in internal controls reported to the Committee by the independent auditors or management); the adequacy and effectiveness of the Company’s disclosure controls and procedures; and any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

•       The Committee shall review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have significant role in the Company’s internal controls.

•       The Committee shall report to the Board any material violations of the Company’s code of ethics that have been brought to the attention of the Committee or any member thereof.

•       The Committee shall review matters related to the legal compliance activities of the Company, including without limitation any legal matter that could have a significant impact on the Company’s financial statements.

•       The Committee shall review all related party transactions (within the meaning of Item 404 of SEC Regulation S-K) for potential conflict of interests situations and either approve or disapprove all such transactions.

•       The Committee shall review and reassess the adequacy of this charter at least annually and recommend any proposed changes to the charter to the Board.

It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

Adopted by the
Board of Directors of MOCON, Inc.:
November 8, 2004

Appendix B

MOCON, INC.
NOMINATING COMMITTEE CHARTER

Organization

The nominating committee (the “Committee”) is a standing committee of the Board of Directors (the “Board”) of MOCON, Inc. (the “Company”). This charter shall govern the operations of the Committee.

Purpose and Authority

The primary purpose of the Committee is to assist the Board by (i) identifying individuals qualified to become members of the Board, which will include reviewing and considering director nominees submitted by shareholders and (ii) recommending director nominees for each annual meeting of shareholders and director nominees to fill any vacancies that may occur between meetings of the shareholders.

The Committee has the power and authority to engage and determine funding for outside counsel or other experts or advisors as the Committee deems necessary or appropriate to carry out its duties and responsibilities. The Company shall provide appropriate funding, as determined by the Committee, for any advisors employed by the Committee as well as for the payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Membership and Structure

The Committee shall consist of at least two directors. Each member of the Committee shall be an “independent director” within the meaning of the rules and regulations established by the Nasdaq Stock Market. The Board shall be responsible for determining whether a Committee member is an “independent director.” Notwithstanding the foregoing, the Board may decide at any time and in its sole discretion to waive the foregoing qualification with respect to a new member of the Committee for a transitional time period.

Appointment to the Committee, including the designation of the Chair of the Committee, shall be made on an annual basis by the full Board. Meetings of the Committee shall be held at such times and places as the Committee shall determine, including by written consent. The Committee may invite members of management or other advisors to attend meetings and provide pertinent information. When necessary, the Committee shall meet in executive session outside of the presence of any senior executive officer of the Company. The Chair of the Committee shall report on activities of the Committee to the full Board. In fulfilling its responsibilities, the Committee shall have authority to delegate its authority to subcommittees, in each case to the extent permitted by applicable law.

Duties and Responsibilities

The Committee shall have the power and authority of the Board to perform the following duties and to fulfill the following responsibilities:

•       Make recommendations regarding the size and composition of the Board.

•       Consider and recruit candidates for director nominees based upon recommendations from current outside directors, members of management, outside consultants or search firms, and/or the Company’s shareholders. In that connection, the Committee may adopt as it deems appropriate policies and procedures with regard to the process for identifying and evaluating nominees for director, the consideration of any director candidates recommended by shareholders, the submission of recommendations by shareholders, any specific, minimum qualifications that the Committee believes must be met by a Committee-recommended nominee for a position on the Company’s board of directors and any specific qualities or skills that the Committee believes are necessary for one or more of the Company’s directors to possess.

•       Recommend on an annual basis a slate of director nominees for approval by the Board and the Company’s shareholders.

•       Review the appropriateness of the committee structure of the Board and recommend to the Board for its approval directors to serve as members of the committees. The Committee shall review and recommend committee slates annually and shall recommend additional committee members to fill vacancies as needed.

•       Have sole authority to retain and terminate outside consultants or search firms, including approving their fees and other terms of their engagements, to advise the Committee with respect to the identification and review of candidates for the Board.

•       Provide suitable programs for the orientation of new directors and the continuing education of incumbent directors.

•       Report regularly to the Board (i) following meetings of the Committee, (ii) with respect to those matters that are relevant to the Committee’s discharge of its responsibilities, and (iii) with respect to those recommendations that the Committee may deem appropriate. The report to the Board may take the form of an oral report by the Chairman of the Committee or any other member of the Committee designated by the Committee to make such report.

•       Review, at least annually, the compliance of the Committee with this charter. In addition, the Committee shall review and reassess periodically the adequacy of this charter and recommend to the Board of Directors any improvements to this charter that the Committee considers necessary or valuable. The Committee shall conduct such review in the manner it deems appropriate.

Notwithstanding the foregoing, the Board may at any time and in its sole discretion assume responsibility for any of the foregoing duties and responsibilities, including without limitation in the event that the Board waives one or more of the qualifications of Committee members described above with respect to a new member of the Committee for a transitional time period. In addition, notwithstanding the foregoing, any action of the Committee may be subject to Board review and may be revised, modified or rescinded by the Board.

Approved by the

Board of Directors of MOCON, Inc.:

February 8, 2005

MOCON, INC.

ANNUAL MEETING OF SHAREHOLDERS
May 17, 2005

MOCON, INC.
7500 Boone Avenue North
Minneapolis, Minnesota 55428	proxy

This Proxy is solicited by the Board of Directors

The undersigned hereby appoints Robert L. Demorest and Dane D. Anderson and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of MOCON, Inc. held of record by the undersigned on March 21, 2005, at the Annual Meeting of Shareholders to be held on May 17, 2005, or any adjournment thereof.

(Please Sign on Reverse Side)

Please detach here

1. Election of Directors:	01 Robert L. Demorest	05 Richard A. Proulx	☐	Vote FOR	☐	Vote WITHHELD
02 Dean B. Chenoweth	06 Tom C. Thomas	all nominees	from all nominees
03 J. Leonard Frame	07 Ronald A. Meyer	(except as marked	listed below
04 Daniel W. Mayer	to the contrary below)

(Instructions: To withhold authority to vote for any indicated nominee, strike a line through the nominee’s name.)

2. To consider and act upon a proposal to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2005.	☐	For	☐	Against	☐	Abstain
3. To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.	☐	For	☐	Against	☐	Abstain

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted FOR all nominees named in Proposal 1 above and FOR Proposal 2 above.

Address Change? Mark Box ☐
Indicate changes below:	Date

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.  Please sign exactly as name appears below.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.